Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Financial Statements” in each of the Prospectuses in Part A and in “Portfolio Holdings Disclosure” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information in Part B, and to the incorporation by reference in Part B of our reports dated December 21, 2007, on the 2007 financial statements and the financial highlights of Principal Funds, Inc. (formerly Principal Investors Fund, Inc.) filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 61 to Form N-1A Registration Statement under the Securities Act of 1933 (No. 33-59474).

ERNST & YOUNG LLP

Des Moines, Iowa September 25, 2008